Broadcom Inc.
(the “Company”)

Policy on Acceleration of Executive Staff
Equity Awards in the Event of Permanent Disability

March 13, 2019

This policy (the “Policy”) applies in the event of the Permanent Disability, as defined below, of (i) any officer of the Company, as such term is defined Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (each, an “Officer”) and (ii) any member of the Executive Staff, from time to time, of the Chief Executive Officer of the Company (the “CEO”), as determined by the CEO (each such person, an “Executive Staff Member” and together with the Officers, the “Covered Executives”).

The Board of Directors of the Company (the “Board”) believes that it is important to provide Covered Executives with certain benefits relating to their outstanding equity and equity-linked awards, as set forth below, upon his or her termination of service to the Company and its subsidiaries (collectively, “Broadcom”) due to Permanent Disability, to enhance Covered Executives’ financial security thereby providing incentive and encouragement to remain with Broadcom notwithstanding the possibility of such an event.

In the event an employee of Broadcom experiences a Covered Termination at a time when he or she is a Covered Executive, each outstanding and unvested Eligible Award shall automatically become vested and, if applicable, any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one-hundred percent (100%) of that number of unvested shares of Company common stock underlying such Eligible Award as of the Termination Date.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Termination” means the termination of Covered Executive’s employment because of Covered Executive’s Permanent Disability, in each case, to the extent necessary, that constitutes a “Separation from Service” (as defined below).

“Eligible Award” means each Company equity and equity-linked award held by such employee that as of the Termination Date, pursuant to its terms, vests solely based upon continued service (including, without limitation, each time-based stock option and restricted stock unit award and each performance-based stock option and restricted stock unit award for which the performance criteria has been met as of the Termination Date), provided that any such award with a Vesting Base Date (as defined in the agreement evidencing the award) shall be deemed an Eligible Award only if the Termination Date occurs following the Vesting Base Date.

“Permanent Disability” means the Covered Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

“Termination Date” means the date Covered Executive experiences a Covered Termination.

Notwithstanding any provision to the contrary in this Policy, no amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be payable pursuant to this Policy unless Covered Executive’s termination of employment constitutes a “separation from service” with Broadcom within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided in the following paragraph, any such amount shall be paid or distributed on the sixtieth (60th) day following the Covered Executive’s Separation from Service.

If the Covered Executive is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Policy is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Covered Executive’s benefits shall not be provided to Executive (or such Executive’s heirs, executors, legatees, administrators or successors, as applicable) prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid or distributed in a single lump sum to Executive.

Each Covered Executive’s employment with Broadcom is and shall continue to be “at-will,” as defined under applicable law.

The benefits provided under this Policy are intended to be additive to any benefits a Covered Executive becomes entitled to under any other policy, program, plan or agreement, notwithstanding any language therein to the contrary, unless the provision of benefits hereunder is deemed by the Board or the Compensation Committee, as applicable, to be duplicative. Any determination of the Board or the Compensation Committee, as applicable, shall be conclusive and binding on the Company and the applicable Covered Executive. For the avoidance of doubt, this Policy supersedes the Policy on Acceleration of Executive Staff Equity Awards in the Event of Death or Permanent Disability, dated April 4, 2018, which has been terminated effective as of the date this Policy was approved by the Board.

This Policy shall be administered by the Compensation Committee in respect of Covered Executives other than the CEO and by the Board in respect of the CEO. The determination of the Board or the Compensation Committee, as applicable, need not be uniform with respect to one or more Covered Executives.

The Policy will be governed by and construed in accordance with the laws of the State of California.

The Board or the Compensation Committee may amend, repeal or replace the Policy in whole or part at any time, provided, that to the extent any such amendment or replacement materially increases the benefit provided to the CEO hereunder, such amendment or replacement shall be approved by the Board.

Policy Effective March 13, 2019

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